Exhibit 10
Summary of Non-Employee Director Compensation and Benefits*
(as of July 1, 2005)
1.  Annual Retainer Fees
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$60,000 in cash paid quarterly. Directors may elect to defer all or part of the cash payment of retainer fees (i) until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury or (ii) by electing to receive restricted shares of our common stock valued at the closing price of our common stock on the New York Stock Exchange-Composite Transactions reporting system on the date each retainer payment would otherwise be made in cash.

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$27,000 in restricted shares of our common stock paid in advance on October 1 of each year (or, if the person becomes a director after October 1, a pro rata amount paid on the first business day on which the person becomes a director) and valued at the closing price of our common stock on the New York Stock Exchange-Composite Transactions reporting system on the payment date.

2.  Committee Membership Fees
•	Audit Committee: $7,500 ($12,500 for the Chairman).

•	Compensation and Management Development Committee: $6,000 ($9,000 for the Chairman).

•	Board Composition and Governance Committee: $4,000 ($6,000 for the Chairman).

•	Technology, Environmental and Social Responsibility Committee: $3,000 ($5,000 for the Chairman).

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Fees are paid quarterly in cash. Directors may elect to defer all or part of the payment of committee fees (i) until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury or (ii) by electing to receive restricted shares of our common stock valued at the closing price of our common stock on the New York Stock Exchange-Composite Transactions reporting system on the date each committee fee payment would otherwise be made in cash.

*
Shares of our common stock, including restricted shares, and options to purchase shares of our common stock described herein are granted to non-employee directors pursuant to and in accordance with the provisions of our 2003 Directors Stock Plan.

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3.  Annual Awards
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500 shares of our common stock paid on the date of our annual meeting of shareowners. Directors elected subsequent to our annual meeting receive a pro-rated number of such shares in accordance with our 2003 Directors Stock Plan. Directors may elect to defer all or part of the annual share award by electing to receive restricted shares valued at the closing price of our common stock on the New York Stock Exchange-Composite Transactions reporting system on the date of the annual grant.

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Options to purchase 1,500 shares of our common stock awarded on the date of our annual meeting of shareowners. Directors elected subsequent to our annual meeting receive a pro-rated number of options in accordance with our 2003 Directors Stock Plan.

4.  Other Awards and Benefits
•	Options to purchase 7,000 shares of our common stock awarded to each director upon his or her initial election to the Board of Directors.

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The Board of Directors may grant directors options to purchase such additional number of shares of our common stock and such additional number of restricted shares as the Board in its sole discretion may determine pursuant to our 2003 Directors Stock Plan.

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We reimburse directors for transportation and other expenses actually incurred in attending Board and Committee meetings. We reimburse directors $0.405 per mile for use of a personal automobile in connection with attending Board or Committee meetings or other activities incident to Board service.

•	We provide each director with life insurance in the amount of $100,000.

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Directors may participate in a matching gift program under which we will match donations made to eligible educational, arts or cultural institutions. Gifts will be matched in any calendar year from a minimum of $25 to a maximum of $10,000.

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